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April 15, 2010

HSBC Holdings plc
8 Canada Square
London E14 5HQ

Ladies and Gentlemen:

We have acted as special U.S. counsel to HSBC Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a registration statement on Form F-3 (333-158065) relating to the offering from time to time, together or separately and in one or more series (if applicable), of  (i) its dated subordinated debt securities (the “Dated Subordinated Securities”), (ii) its undated subordinated debt securities  (the “Undated Subordinated Securities”) and (iii) its senior debt securities  (the “Senior Securities”) (all of the above referred to herein as the “Offered Securities”).  Such registration statement, as amended as of its most recent effective date  (April [16], 2010), insofar as it relates to the Offered Securities (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, is herein called the “Registration Statement.”  The Offered Securities will have an indeterminate aggregate initial offering price and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act. The Dated Subordinated Securities are to be issued under an indenture, dated as of December 10, 2002 (the “Dated Subordinated Indenture”), entered into among the Company, The Bank of New York Mellon, as trustee (together with any predecessor or successor thereto, the “Trustee”), and HSBC Bank

HSBC Holdings plc, p. 2

USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent.  The Undated Subordinated Securities are to be issued under an indenture, dated as of April 7, 2008 (the “Undated Subordinated Indenture”) entered into among the Company, the Trustee and HSBC Bank USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent.  The Senior Securities are to be issued under an indenture, dated as of August 26, 2009 (the “Senior Indenture”), entered into among the Company, the Trustee and HSBC Bank USA, N.A., as Registrar, Paying Agent and Exchange Rate Agent.

In arriving at the opinions expressed below, we have reviewed the Registration Statement, including:

(a)  an executed copy of the Dated Subordinated Indenture;

(b)  an executed copy of the Undated Subordinated Indenture; and

(c)  an executed copy of the Senior Indenture,

in each case filed as exhibits thereto, and we have made such investigations of law as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1.	The Dated Subordinated Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Dated Subordinated Indenture.

2.	The Undated Subordinated Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Undated Subordinated Indenture.

3.	The Senior Securities will be the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Senior Indenture.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation has satisfied or, prior to the issuance of the Offered Securities, will satisfy, those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America and the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) we have assumed that at the time of the issuance, sale and delivery of each Offered Security, the authorization will not have been modified or rescinded and there will not have occurred any change in law affecting the validity, binding effect and enforceability of such Offered Security, (c) we have assumed that the effective interest rate on the Offered Securities will comply with all applicable usury laws, (d) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (e) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

HSBC Holdings plc, p. 3

In rendering the opinions expressed above, we have further assumed that (a) the Registration Statement and any amendments thereto (including post-effective amendments) will or have become effective and comply with all applicable laws, (b) the Registration Statement will be effective and will comply with all applicable laws at the time the Offered Securities are offered or issued as contemplated by the Registration Statement, (c) the terms of the Dated Subordinated Securities, Undated Subordinated Securities and Senior Securities will conform to the forms thereof, (d) the Offered Securities will be sold and delivered to, and paid for by, the purchasers at the price specified in, and in accordance with the terms of, an agreement or agreements duly authorized, executed and delivered by the parties thereto, (e) the Company will authorize the offering and issuance of the Offered Securities and will authorize, approve and establish the final terms and conditions thereof and will take any other appropriate additional corporate action and (f) certificates, if required, representing the Offered Securities will be duly executed and delivered and, to the extent required by the Dated Subordinated Indenture, the Undated Subordinated Indenture and the Senior Indenture, as applicable, duly authenticated and countersigned.

In addition, in rendering the opinions above, we have assumed that with respect to any Offered Security that includes any alternative or additional terms that are not specified in the forms thereof examined by us, such inclusion would not cause such Offered Security to be not valid, binding or enforceable.

We express no opinion as to the subject matter jurisdiction of any United States federal court to adjudicate any action relating to the Offered Securities where jurisdiction based on diversity of citizenship under 28 U.S.C. § 1332 does not exist.

We express no opinion relating to any subordination provision in any Offered Security to the extent it purports to be governed by English law.

The foregoing opinions are limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the use of our name in the prospectus constituting a part of the Registration Statement and in any prospectus supplements related thereto under the heading “Legal Matters,” and to the use of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By /s/ David I. Gottlieb
          David I. Gottlieb, a Partner